For Immediate Release

WSI Industries Names Rob Simkovic Director of Business Development & Announces New

Business

August 22, 2017—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) is pleased to announce the hiring of a new Director of Business Development, Rob Simkovic. Rob has been leading the overall sales team focusing on the diversification and overall growth of sales.

WSI’s president and CEO, Michael Pudil, commented that: “We are very excited to have brought Rob on board to lead the WSI sales effort and diversification strategy. Rob’s experience in market development will allow WSI to further succeed in its long-term plans. Rob also brings many years of engineering experience which will benefit WSI in understanding customers’ requirements and matching them to WSI capabilities.”

Pudil also added: “WSI has been awarded orders with new customers from the Energy industry that could grow to over $2 million of annualized sales in fiscal 2018. In addition, WSI has recently been awarded new business in the aerospace and military markets with a potential of over $1 million of business also in fiscal 2018. These orders are very high value-added content and will contribute greatly to diversification efforts.” Pudil concluded: “We are pleased with the efforts everyone has put in to turn WSI around and look forward to continued success.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.